Exhibit 3.1(i)

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

	Filed in the office of	Document Number 20160305192-29
Certificate of Amendment	/s/ Barbara K. Cegavske	Filing Date and Time
(PURSUANT TO NRS 78.385 and 78.390)	Barbara K. Cegavske	07/08/2016 1:20 AM
	Secretary of State	Entity Number
	State of Nevada	C16051-1995

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation:

Business, VN Inc.

2. The articles have been amended as follows:

Name Change to Omni Global Technologies, Inc.

Change of entity purpose and focus to be - A development stage technology company, that will improve, market, analyze, advance, acquire and create technology opportunities for both internal and external monetization.

150:1 Reverse Stock Split; each shareholder of record will possess a minimum of 100 shares upon completion of the corporate action down to the beneficial shareholder level. All fractional shares will be rounded up to the nearest whole share. This is not a mandatory share exchange.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:         87%

4. Effective date and time of filing:      Date:    7/8/2016                      Time:

5. Signature:

/s/ signature   Receiver, Acting under its statutory authority

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.